EXHIBIT 10.1


                     Contract Between (MTC) and (ITC) -2007


                                    AGREEMENT

This AGREEMENT (this "Agreement") is effective this 25th day of June, 2007, between the Infotonics Technology Center Inc., (ITC) a New York not-for-profit Corporation and the Mediscience Technology Corporation and/or its New York state, wholly-owned subsidiary BioScopix, Inc (MTC).

RECITALS:

A. (ITC) was organized to, inter alia, lessen the burdens of government by conducting and sponsoring scientific research for the development of new businesses and the development of jobs in the field of photonics and microsystems in New York State;

B. (ITC) has been retained by the Mediscience Technology Corporation to develop and commercialize medical diagnostic systems using tissue autofluorescence to detect disease states;

C. (ITC) has access to medical diagnostic system designs based upon tissue autofluorescence that were developed by third parties under contract to the Mediscience Technology Corporation;

D. (ITC) desires to extend and improve upon said medical diagnostic system designs with the expectation that such extensions and improvements will include advances in optical, mechanical, electrical, software, and diagnostic aspects of the medical diagnostic system; and

E. (MTC) desires the support of (ITC) in designing, prototyping, testing, further development of, and supporting the commercialization of medical diagnostic systems using tissue autofluorescence to detect disease states.

F. In the context of this agreement, the following definitions are used;
         1) Development: the scope of work defined in the statement of work in this contract.
         2) Development IP: the intellectual property that results from the Development services;
         3) Background IP: the intellectual property, belonging to either party to this agreement, developed prior to this agreement, necessary for the successful completion of the Development services;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties agree to the following:

1. Development Services. (ITC) will perform development and commercialization
   --------------------
support for (MTC) as described in and pursuant to the terms of the Statement of Work attached hereto as Exhibit A (the "Development").

2. Fee. As consideration for (ITC) exerting its good faith efforts to carry out
   ---
the Development,(MTC) will pay (ITC) an amount not to exceed $2,000,000 for services rendered in calendar year 2007. (ITC) will make a best efforts attempt to secure grant awards that will be included in this $2,000,000 as appropriate.
(ITC) will invoice (MTC) according to the milestone

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                     Contract Between (MTC) and (ITC) -2007

schedule set forth in Exhibit B, upon completion of seminal milestones. Payments shall be made by (MTC) within 30 days of receipt of invoice from (ITC), so long as the seminal milestones have been successfully completed as agreed to by both
(MTC) and (ITC). As possible, (ITC) will invoice on a 2-week cycle as agreed-to milestones are completed.

3.       Period of Performance
         ---------------------
Development under this Agreement will be performed commencing upon the Effective Date and will terminate upon completion of the 2007 Development plan, December 31, 2007, unless sooner terminated as provided in Article 17.

4.       Technical Representatives
         -------------------------
(ITC)'s Technical Representative shall be Laura Weller-Brophy or such other representative as (ITC) may subsequently designate in writing. (MTC) representative shall be Peter Katevatis, or such other representative as (MTC) may subsequently designate by board action in writing.

5.       Consultation with (ITC)' Representatives
         ----------------------------------------
During the period of this Agreement, (MTC)'s Representative may have reasonable access to consult informally with (ITC)'s Technical Representative regarding the Development both personally and by telephone. Access to work carried on at (ITC) in the course of the Development shall be entirely under the control of (ITC)'s' personnel; (MTC)'s representatives shall be permitted to visit the laboratories at (ITC) as mutually agreed during usual hours of operation.

6.       Technical Reports
         -----------------
The (ITC) Technical Representative shall submit written reports with their invoices on a 2-week cycle. Oral reports will be supplied from (ITC) as necessary, to (MTC)'s Representative. Said Technical Representatives may also make other reporting arrangements as mutually agreed to from time to time. Within thirty (30) days after the expiration of this Agreement, the (ITC) Technical Representative shall submit a comprehensive final report to
(MTC).describing all the work performed and the results achieved.

7.       Publicity; Confidential Information
         -----------------------------------

         7.1. Except as set forth below, neither (ITC) nor (MTC) will issue any press release or make any other public announcement concerning this Agreement and the transactions contemplated hereby without the prior written consent of the other party, unless such press release or announcement is required by law. Such press releases or announcements as required by law include those required by the SEC as submitted in full compliance with sections 8-K 1.01 and 2.01 re; "materiality, ` as applicable and in fulfillment of SEC Section 6, 6.01 Regulation (FD) Full Disclosure, Sections 7, and 7.0, and all applicable and presently effective Sarbanes-Oxley disclosure requirements under Regulation G. The form and content of any such press release or announcement will be approved, in writing, by both parties, provided such approval shall not be unreasonably withheld, delayed or conditioned by either party.
         7.2. If a Party ("discloser") discloses its technology or other information to the other Party ("receiver") and identifies the technology and such information as proprietary and/or confidential by use of an appropriate stamp, legend or other marking or notice ("Confidential Information"), the receiver agrees that the rights and

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                     Contract Between (MTC) and (ITC) -2007

                  obligations of the Parties with respect to the Confidential Information shall be governed by the terms and conditions of the Master Confidentiality and Mutual Disclosure Agreement between the Parties dated February 9, 2007. It is agreed by the Parties that the disclosure of Confidential Information shall be solely for the purposes of this Agreement and shall not be construed as a grant of any right or license with respect thereto except as set forth otherwise herein or in a duly executed license agreement.

8.       Intellectual Property
         ---------------------
         8.1.     Inventorship of inventions conceived during the course of
                  ------------
                  performing research under the Project will be determined in accordance with U.S. Patent laws and ownership would follow inventorship.
         8.2.     Prior Patents. The parties hereto agree that neither party
                  -------------
                  shall have rights in any invention made by the other before the date of this Agreement, except for those rights provided by law or under specific agreement. No party obtains any rights under this Agreement to background patents held by the other party or to related inventions or discoveries which are not conceived or made in the performance of the Development ("Background IP"). Each Party represents that, prior to the initiation of the Development, it has made a good-faith effort to identify to the other Party the existence of any Background IP possessed by the first Party that is necessary for and essential to the implementation, use or commercialization of the results of the Development, and that it shall promptly identify to the other Party the existence of any such necessary Background IP possessed by the first Party which may subsequently come to its attention. To the extent it is able to do so, each Party will negotiate with the other Party to provide the other Party with rights, under reasonable terms and conditions to be negotiated, to use Background IP where necessary to allow the practice or commercialization of rights acquired by such Party in the Development IP.
         8.3.     Reporting. The parties shall promptly report, within thirty
                  ---------
                  (30) days, to each other any Subject Invention made.
         8.4. The parties hereto agree that all rights, title and interest to any idea, design, concept, technique, invention, discovery or improvement, whether or not patentable, conceived and/or reduced to practice hereunder, including but not limited to, patent applications and resulting issued patents, including but not limited to any continuations, continuations-in-part (to the extent the claims are specifically directed to the subject matter in the patent or patent application to which it claims priority), divisionals, reissues, reexaminations, and renewal patents, all foreign counterparts thereof, and any registered and unregistered copyrights and mask works that are created or discovered in the performance of the Development and commercialization agreement (collectively "Development IP") developed either solely by employees, consultants, or agents of (ITC) or jointly with (MTC), its employees, consultants or agents, shall belong to (MTC), with a non-exclusive, royalty-free, irrevocable license to (ITC) in other fields of use, subject to the following:
                  8.4.1.   (ITC) Employee Inventions Not Pertaining to Medical
                           ---------------------------------------------------
                           and Veterinary Device Designs, Methods, and Use. The
                           -----------------------------------------------
                           parties agree that (ITC) shall have the initial option to retain title to any Subject Invention made solely by (ITC) employees, wherein said Subject Inventions do not pertain to medical and veterinary diagnostic product designs, methods, and uses. (ITC) shall promptly notify

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                     Contract Between (MTC) and (ITC) -2007

                           (MTC) upon making this election and in the event that
                           (ITC) retains title to said Subject Invention, (ITC) agrees to timely file patent applications on such Subject Inventions at its own expense and agrees to grant to (MTC) a non-exclusive, irrevocable paid-up license to practice such Subject Invention throughout the world in an agreed upon field of use.
                  8.4.2. The party having the right to retain title and file patent applications on a specific Subject Invention must elect to file patent applications thereon and advise the other party within thirty (30) days from the date it reports the Subject Invention to the other party. In the event that the party fails to make such an election and so advises the other party within thirty (30) days from the date it reports the Subject Invention, the other party may elect to file patent applications on such Subject Invention. If the other party elects to file patent applications, the party initially reporting such Subject Invention agrees to assign its rights, title and interest in such Subject Invention to the other party and to cooperate with such other party in the preparation and filing of patent applications thereon. The assignment of the entire right, title and interest to the other party pursuant to this paragraph shall be subject to the retention by the party assigning title of a non-exclusive, irrevocable, paid-up license to practice, or have practiced, the Subject Invention throughout the world. In the event neither of the parties to this Agreement elect to file a patent application on Subject Invention, either or both (if a joint invention) may, at their sole discretion and subject to reasonable conditions, release the right to file to the inventors subject to the retention of a non-exclusive irrevocable, royalty free, paid-up license to be held by (ITC) and (MTC).
                  8.4.3. The party in charge of patent prosectuion shall be responsible for making decisions regarding scope and content of applications to be filed and prosecuted. In the case of joint inventions, both parties are responsible to provide all necessary and reasonable technical detail to support patent application preparation and prosecution. Further in the case of joint inventions, the party filing the patent application shall keep the other party advised as to all developments with respect to such applications and shall promptly supply copies of all papers received and filed in connection with the prosecution thereof and shall do so in sufficient time for said other party to review, comment and to be fully involved in the patenting process.
         8.5. Should the patent owner decide at any time to cease necessary payments on patent, copyright or mask works, applications, or maintenance of any patent obtained pursuant to this Section, it shall give the other parties reasonable advance notice and shall offer to the other parties the opportunity to assume responsibility for all of such expenses. If the other party chooses to assume responsibility for such expenses, the owner shall assign to the party assuming the expenses all rights to the applicable Development IP, including, but not limited to, the right to sue for past infringement.

9.       Right of First Refusal.
         ----------------------
During the term of this Agreement, (MTC) agrees to make all reasonable efforts to utilize (ITC) for technology, development, scale-up and for future manufacturing of medical and veterinary diagnostic systems using tissue autofluorescence to detect disease and/or health state. Accordingly, (MTC) will engage (ITC) to produce products or services embodying the Technology at (ITC) fabrication facility at commercially reasonable rates and hereby grants to

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                     Contract Between (MTC) and (ITC) -2007

(ITC) a right of first refusal (based on price, quantity, quality, delivery dates, and related specification or production terms) to produce any such service or product.

10.      Independent Contractors
         -----------------------
(ITC) and (MTC) shall be deemed independent contractors with respect to this Agreement and nothing herein contained shall be construed as creating a joint venture between them or as empowering either party to act as the agent of the other party.

11.      Indemnification
         ---------------
(MTC) shall indemnify, defend, and hold harmless (ITC) and its present and former officers, directors, trustees, employees, and agents, from any damages, from any claim, loss, cost, expense, or liability of any kind, including reasonable attorney's fees (whether incurred as the result of a third party claim or a claim to enforce this provision), arising out of or connected with this Agreement or the Development, including, without limitation, product liability claims relating to commercialization of the Development. It shall be a condition of the indemnification obligation that (ITC) promptly notify (MTC) of any such claim and cooperate with (MTC) and its insurance carrier in the defense of the claim. (MTC) shall consult with (ITC) for its approval (which approval shall not be unreasonably withheld) regarding the defense of such claim and shall submit any proposed settlement to (ITC) in advance of its approval whenever (ITC)' interests are materially and adversely affected.

12.      Warranties; Limitation of Liability
         -----------------------------------
(ITC) MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, THE CONDITION, ORIGINALITY, OR ACCURACY OF THE DEVELOPMENT OR ANY DEVELOPMENT IP OR PRODUCT(S) BASED THEREON, WHETHER TANGIBLE OR INTANGIBLE, CONCEIVED, DISCOVERED, OR DEVELOPED UNDER THIS AGREEMENT; OR THE OWNERSHIP, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE DEVELOPMENT OR ANY SUCH DEVELOPMENT IP OR PRODUCT. (ITC) SHALL NOT BE LIABLE FOR ANY DIRECT, INDIRECT, CONSEQUENTIAL, OR OTHER DAMAGES SUFFERED BY (MTC), ANY LICENSEE, OR ANY OTHERS RESULTING FROM THE USE OF THE DEVELOPMENT OR ANY SUCH DEVELOPMENT IP OR PRODUCT(S). (ITC)'s MAXIMUM LIABILITY TO (MTC) FOR ANY CAUSE OF ACTION OR OTHER CLAIM DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR THE DEVELOPMENT IS LIMITED TO THE CASH PAYMENTS MADE TO (ITC) IN THE COURSE OF FULFILLMENT OF THE SEMINAL DEVELOPMENT MILESTONES.

13.      Notices
         -------
Any notice or report required or permitted to be given under this Agreement shall be deemed to have been sufficiently given for all purposes if mailed by first class certified or registered mail to the following addresses of either
Party:

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                     Contract Between (MTC) and (ITC) -2007

         Infotonics Technology Center Inc.   Mediscience Technology Corporation.
         5450 Campus Drive                   1235 Folkstone Way
         Canandaigua, NY  14424              Cherry Hill, NJ   08034
         Attention: David R. Smith           Attention: Peter Katevatis

         Phone (585) 919-3000                Phone  (215) 485-0362
         Fax (585) 919-3011                  Fax  (215) 763-2908
         E-mail david.r.smith@(ITC).org      E-mail metpk@aol.com

         With copy to:                       With a copy to:
         J. Montieth Estes, Legal Counsel
         Jaeckle Fleischmann & Mugel, LLP
         190 Linden Oaks
         Rochester, NY 14625-2812
         E-mail mestes@jaeckle.com

         or to such other addresses as shall hereafter have been furnished by written notice to the other Party.

14.      Export Controls
         ---------------
It is understood that (MTC) and (ITC) are subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes, and other commodities, and that their obligations hereunder are contingent on compliance with applicable U.S. export laws and regulations (including the Arms Export Control Act as amended, and the Export Administration Act of 1979). The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by (ITC) that (ITC) will not re-export data or commodities to certain foreign countries without prior approval of the cognizant government agency. While (MTC) shall cooperate in securing any license which such agency deems necessary in connection with this Agreement, (MTC) cannot guarantee that such licenses will be granted.

15.      Force Majeure
         -------------
(ITC) shall not be responsible to (MTC) for failure to perform any of the obligations imposed by this Agreement, provided such failure shall be occasioned in whole or in part by fire, flood, explosion, lightning, windstorm, earthquake, subsidence of soil, failure or destruction of machinery or equipment, or failure of supply of materials, discontinuity in the supply of power, governmental interference, civil commotion, riot, war, strike, labor disturbance, transportation difficulty, labor shortage, or any cause beyond the reasonable control of (ITC).

16.      Termination
         -----------
         16.1. Except as otherwise provided in Section 18 hereof, this Agreement shall expire on completion of the Development, December 31, 2007, unless extended or sooner terminated in accordance with the provisions of this Section.

         16.2. If either Party fails to meet any of its obligations under this Agreement and fails to remedy the failures within thirty
                  (30) days after receipt of written notice thereof, the other Party shall have the option of terminating this Agreement upon written notice thereof, and such right to terminate shall be such Party's sole remedy at law or in equity.

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                     Contract Between (MTC) and (ITC) -2007

         16.3. Upon termination by one Party under Section 16.2 above, licenses to the Development IP and Background IP previously provided by the involuntarily terminated Party to other Party shall continue in effect.

17.      Survivorship
         ------------

The provisions of Articles 7, 8, 10, 11, 12, 14, 15, 16.3, 18(E) and 18(F) shall survive any expiration or termination of this Agreement.

18.      Miscellaneous
         -------------
A.       Paragraph Headings
         ------------------
The section headings are provided for convenience and are not to be used in construing this Agreement.

B. Entire Agreement. This Agreement and the Exhibits hereto contain the entire
   ----------------
agreement between the parties, superseding in all respects any and all prior oral or written agreements or understandings, pertaining to the subject matter hereof and transactions contemplated hereby, and can be amended or modified only by a written instrument signed by the parties.

C. Waiver. No waiver by either party of any condition, breach, covenant,
   ------
representation, or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further and continuing waiver of any such condition, breach, covenant, representation, or warranty.

D. Binding Effect; Assignment. This Agreement shall be binding upon and shall
   --------------------------
inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. This Agreement shall not be assigned by either party without the written consent of the other, which consent shall not be unreasonably withheld.

E. Submission to Jurisdiction. Each party hereby irrevocably submits to the
   --------------------------
exclusive personal jurisdiction of any New York State or federal court in Rochester, New York, in any action or proceeding arising out of or relating to this Agreement. All claims in respect of such action or proceeding shall be heard and determined exclusively in such New York State or federal court. Each party irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.

F. Governing Law. This Agreement and the legal relations between the parties
   -------------
shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of laws principles.

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IN WITNESS WHEREOF, the Parties have each caused this Agreement to be signed by its duly authorized officers, all as of the day and year first above written.



MEDISCIENCE TECHNOLOGY CORP.                   INFOTONICS TECHNOLOGY CENTER INC.



By:                                            By:
   -----------------------------                  -----------------------------

Name: Peter Katevatis                          Name:  David R. Smith
      ---------------                                 --------------

Title:  President                              Title:  President
        ---------                                      ---------

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                     Contract Between (MTC) and (ITC) -2007

                                    Exhibit A
                                    ---------

                                STATEMENT OF WORK

Background: This statement of work outlines the tasks and schedule required to deliver an autofluorescence diagnostic system for in vivo detection of malignant, nonmalignant, and benign tissue states. The work to be done by Infotonics is reportable to the Mediscience Technology Corporation, and to its wholly-owned subsidiary, BioScopix, Inc. The scope of work includes the development of the BioScopix company, located on the Infotonics Technology Center site.

The (ITC) support comprises development leadership, IP assessment, coordination of external contractors, coordination with the Chief Medical Consultant to BioScopix, product map creation, product line rationalization with common sub-systems envisioned for shared costs across product lines, and development of grant proposals as appropriate to support some aspects of R&D associated with one or more of the autofluorescence-based products in the product map.

The Statement of Work can be modified only in writing, with both (MTC) and (ITC) approvals indicated by signature or initialing of revisions.



                                    Exhibit B
                                    ---------

                               SEMINAL MILESTONES

NOTE: the seminal milestones noted here represent the entire development effort beyond that funded via this contract. Additional monies beyond those noted in this contract will be provided by (MTC) to the contractors and other professionals who will support the development work

1. February 16, 2007: Autofluorescence tech assessment, competitive positioning, potential product line roadmap. A literature review to be conducted to assess (MTC) IP position with respect to the CD-R, competitive positioning relative to other companies with cervical cancer diagnostic fluorescent imaging systems, development of a preliminary product map, identification of potential key resources in Rochester area with CDAs in place.
2. February 28, 2007: Critical communications with potential investor groups. Development of key investor documents and presentations. Travel to make presentations to key investor groups within the Empire Financial Group. Rochester-area presentations to local support groups to provide information on BioScopix product map and critical areas of product differentiation, as well as potential economic impact on Rochester area if successful.
3. March 16, 2007: Fluorescence excitation and imaging feasibility. Initial calculations of light levels due to 340nm and 440nm autofluorescence of biological tissue due to a controlled exposure at 300nm. Preliminary paper assessment of adequate light levels to form images using commercially available imaging sensors and optics. Determination of most appropriate imaging sensors and components for an imaging CD-Ratiometer. Identification of required resources in the Rochester area. CDAs in place with key resources, initial organizational meetings concluded. Plan developed for first breadboard module to test light levels..

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4.       June 30, 2007: Breadboard 1 build, test, and trial. Build an imaging sensor breadboard with commercially available image sensor, control electronics, and imaging optics. Trial the breadboarded sensor with consultant firms to confirm adequate light levels and dynamic range. If light levels are appropriate, continue with imaging design for a second breadboarded imaging sensor using optimized components. If light levels are inadequate, focus on non-imaging sensor while assessing additional options for more sensitive imaging components and designs.
5. July 16, 2007: Updated IDE for FDA trial, identification of medical facilities interested to participate in the trial, leadership in place for FDA trial. Edit the IDE documents to include most likely CDR system design, medical protocol, and proposed facilities to be included in the pilot. In collaboration with Dr. F. Naftolin, NYU.
6. July 30, 2007: CDR sensor design, CDR system design, component specifications. Using data from breadboard 1, deliver updated CDR sensor head design including all optical, electronic, and mechanical components. Upgrade CDR system design including all optical, electronic, and mechanical components. Deliver designs, component specifications, blue prints, and cost estimates.
7. July 30, 2007: Resubmission of IDE to FDA for approval of protocol upgrades, CDR system design details. Submit the updated IDE documents to the FDA for review and approval, incorporating responses to FDA concerns raised during initial document approval in 2006. Fully specify all protocol details, system designs, participating facilities, etc as required to launch the trials by 4Q07.
8. TBD: Build of first CDR prototype with testing and design mods as needed.
9.       September 3, 2007: Establishment of ITC team for CPE development
10.      TBD: Build of next 3 CDR prototypes with testing
11. TBD: Shipment of prototype CDRs to FDA trial sites and initiation of FDA trial.
12. October 19, 2007: CPE preliminary engineering assessment of competitive assembly methods and determination of preferred assembly technologies.


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